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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated January 27, 1998, in the Pre-effective Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of United Stationers Inc. dated June 9, 1998 for the registration of 2,673,641 shares of its Common Stock.


    We also consent to the incorporation by reference therein of our report dated January 27, 1998 with respect to the consolidated financial statements of United Stationers Inc. included in United Stationers Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997 filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP


Chicago, Illinois
June 8, 1998